                                                                File No. 70-9133

   As filed with the Securities and Exchange Commission on November 25, 1997.

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

                              ------------------
                                AMENDMENT NO. 1
                                       TO
                                    FORM U-1
                                  APPLICATION
                                     UNDER
                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                              ------------------
                   (Names of companies filing this statement
                 and addresses of principal executive offices)

                               Ameren Corporation
                             Union Electric Company
                            Ameren Services Company
                     Union Electric Development Corporation
                              1901 Chouteau Avenue
                              St. Louis, Mo. 63103

                    Central Illinois Public Service Company
                           CIPSCO Investment Company
                                 607 East Adams
                             Springfield, Il. 62739

                          Electric Energy Incorporated
                               2100 Portland Road
                                Joppa, Il. 62953

                    (Name of top registered holding company)
                               Ameren Corporation

                  (Names and addresses of agents for service)
     The Commission is requested to send copies of all notices, orders and communications in connection with this Application to:

William J. Niehoff                            William J. Harmon
Union Electric Company                        Jones, Day, Reavis & Pogue
1901 Chouteau Avenue                          77 West Wacker, Suite 3500
P.O. Box 66149, MC 1310                       Chicago, IL 60601-1692
St. Louis, MO 63166-6149

     This Application originally filed October 28, 1997 ("Original U-1") relates to the request of Ameren Corporation ("Ameren") and its Subsidiaries (as defined in the Original U-1) for approval under the Public Utility Holding Company Act of 1935 of certain financing transactions. This Amendment No. 1 is filed to include certain exhibits as detailed below. The Original U-1 is hereby ratified and confirmed.


Item 6.  Exhibits and Financial Statements
         ---------------------------------

A.   Exhibits
     --------

     B-1    Form of Credit Agreement for Ameren, UE, CIPS and EEI

     B-2    Form of Commercial Paper Agreements for Ameren, UE and CIPS

     B-3    Form of Standard Purchase Agreement -- Ameren Common Stock

     F-1.1  Preliminary Opinion of Counsel

     F-2.1  Preliminary Opinion of Counsel (Jones, Day, Reavis & Pogue)

     G-1    Financial Data Schedule



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

                                   SIGNATURE

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this amendment to the Application to be signed on its behalf by the undersigned thereunto duly authorized.



                                    Ameren Corporation
                                    Union Electric Company
                                    Ameren Services Company
                                    Union Electric Development Company
                                    Central Illinois Public Service Company
                                    CIPSCO Investment Company
                                    Electric Energy Incorporated


                                 By: /s/ William E. Jaudes
                                     ----------------------------
                                     Name: William E. Jaudes
                                     (Authorized Signatory)

November 25, 1997

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

                               INDEX OF EXHIBITS

Exhibit
Number               Description of Exhibit             Method of Filing
B-1        Form of Credit Agreement for Ameren, UE,     Electronic
           CIPS and EEI

B-2        Form of Commercial Paper Agreements for      Electronic
           Ameren, UE and CIPS

B-3        Form of Standard Purchase Agreement--        Electronic
           Ameren Common Stock
F-1.1      Preliminary Opinion of Counsel               Electronic

F-2.1      Preliminary Opinion of Counsel (Jones,       Electronic
           Day, Reavis & Pogue)

G-1        Financial Data Schedule                      Electronic

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